EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (Form S-8) pertaining to the Laureate Education, Inc. 2005 Stock Incentive Plan, the Laureate Education, Inc. 401(k) Retirement Savings Plan, to the nonqualified stock option agreement with Rosemarie Mecca of our report dated June 20, 2006, with respect to the financial statements of the Laureate Education, Inc. 401(k) Retirement Savings Plan for the plan year ended December 31, 2005, which appears in Annual Report (Form 11-K) filed with the Securities and Exchange Commission.

/s/ REZNICK GROUP

Baltimore, Maryland
Date:	October 2, 2006